Exhibit 10.20

SEVENTH LOAN AND SECURITY MODIFICATION AGREEMENT

This Seventh Loan and Security Agreement (this “Loan Modification”) is entered into as of July 31, 2020 by and between BARKBOX, INC., a Delaware corporation, BARKRETAIL, LLC, a Delaware limited liability company, and BARKPARK, LLC, a Delaware limited liability company (collectively, “Borrowers”, and each, a “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to a Loan and Security Agreement, dated as of October 12, 2017, as amended by that certain Loan and Security Modification Agreement, dated as of November 20, 2017, that certain Second Loan and Security Modification Agreement, dated as of April 20, 2018, that certain Waiver to Loan and Security Agreement, dated as of September 18, 2018, that certain Third Loan and Security Modification Agreement, dated as of December 3, 2018, that certain Fourth Loan and Security Modification Agreement, dated as of December 7, 2018, that certain Fifth Loan and Security Modification Agreement, dated as of October 7, 2019, and that certain Sixth Loan and Security Agreement, dated as of February 25, 2020 (as further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2.	WAIVER

(a)

Borrowers acknowledge that an Event of Default has occurred pursuant to the Loan Agreement as a result of Borrowers’ failure to deliver the audited financial statements for fiscal years ending March 31, 2018 and March 31, 2019 by March 16, 2020 pursuant to Section 6.3(c) of the Loan Agreement (the “Existing Event of Default”). Subject to the terms and conditions of this Loan Modification and Borrowers’ representations and warranties set forth herein, Bank hereby waives the Existing Event of Default. The foregoing waiver is limited to the specific events and circumstances described herein. Bank does not waive any other Event of Default or failure by Borrowers to comply with the terms of the Loan Agreement, and reserves all rights to demand strict performance with the terms of the Loan Agreement in all respects. This waiver is not a continuing waiver and shall not establish a course of dealing between the parties.

3.	DESCRIPTION OF CHANGE IN TERMS.

(a)	Section 1.1 of the Loan Agreement is hereby amended by amending and restating, or adding in appropriate alphabetical order, the following defined term as follows:

“Advance Rate” means, as of any date of determination, (i) 80%, if Borrowers have negative EBDA for the month immediately preceding such date, or (ii) 90%, if Borrowers achieve EBDA of not less than $1.00 for the month immediately preceding such date.

“EBDA” means, with respect to any period of determination, (a) Net Income; plus (without duplication) (b) (i) depreciation and amortization, plus (ii) non-cash charges and charges deemed by Bank to be extraordinary, plus (iii) non-cash stock compensation, minus (c) (i) capitalized expenditure, minus (ii) capitalized labor costs, in each case, as determined in accordance with GAAP.

“Extension Milestone” means that Borrowers shall have delivered to Bank a duly executed bona fide term sheet with respect to an equity investment involving the issuance of preferred stock (not including proceeds from the conversion or cancellation of Indebtedness) which would result in net cash proceeds in an amount not less than $15,000,000, all on terms and from investors satisfactory to Bank.

“Fee in Lieu of Warrant” is, with respect to the Term Loan, an additional fee in an amount equal to $162,000.

“Net Income” means income after taxes and all other appropriate deductions from revenue according to GAAP.

“Revolving Maturity Date” means August 12, 2021, provided that if the Extension Milestone is met, the Revolving Maturity Date shall be automatically extended to October 12, 2021.

“Subscription Revenue Component” means the product derived by multiplying (i) the Net Revenue Retention Rate (which shall not exceed the applicable Advance Rate) by (ii) three times the current month’s Eligible Subscription Revenue as of the last day of the most recently completed month, as determined in good faith by Bank with reference to the most recent Borrowing Base Certificate delivered by a Borrower.

(b)	Section 2.1(c)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Repayment. Borrower shall pay interest only payments in arrears from the tenth (10th) day of the month beginning December 10, 2018 through March 31, 2021. Beginning on April 10, 2021, Borrower shall repay the Term Loan in nine (9) equal installments of principal, plus monthly payments of accrued interest (each a “Term Loan Payment”), in each case payable on the tenth (10th) day of each month. The final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. Once repaid, the Term Loans may not be reborrowed.

(c)	Section 2.1(c)(iii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(iii) Prepayment.

(A) Voluntary Prepayment. So long as no Event of Default has occurred and is continuing, Borrowers shall have the option to prepay the Term Loans in whole or in part, in a principal amount of $1,000,000 or a whole multiple thereof (or if less than $1,000,000 outstanding on the Term Loans, the remaining amount outstanding), subject to (i) prior written notice to Bank of Borrowers’ election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) payment, on the date of such prepayment, (x) all outstanding principal with respect to the Term Loans, plus accrued but unpaid interest thereon, (y) the Fee in Lieu of Warrant, plus (z) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder.

(B) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence and continuance of an Event of Default or otherwise, Borrowers shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal with respect to the Term Loans, plus accrued but unpaid interest, (ii) the Fee in Lieu of Warrant, and (iii) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder, including interest at the Default Rate and any late fee due with respect to any past due amounts.

(d)	A new subsection (c) is hereby added to Section 2.6 of the Loan Agreement, after subsection (b) thereof, to read as follows:

(c) Fee in Lieu of Warrant. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) an Event of Default, and (iii) the date the Obligations under the Term Loan are repaid in full, whether by mandatory or voluntary prepayment, or after acceleration of the Obligations under the Term Loan, or the Term Loan facility is terminated or otherwise ceases to exist, the Fee in Lieu of Warrant.

(e)	Section 6.3(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(b) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto and a screenshot of Borrowers’ payment processing accounts showing account information reasonably requested by Bank;

(f)	Section 6.3(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c) as soon as available, but in any event within one hundred eighty (180) days after the end of Barkbox’s fiscal year, commencing with the fiscal year ending March 31, 2020 (and for fiscal years ending March 31, 2018 and March 31, 2019, the audited financial statements for such fiscal years shall be delivered by August 10, 2020), audited consolidated financial statements of Barkbox prepared in accordance with GAAP, consistently applied, together with an unqualified opinion, other than (i) any qualification arising as a result of the Obligations being characterized as short term debt, or (ii) other going concern qualification, on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(g)	Section 6.9(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a) Minimum Revenue. Borrowers, on a consolidated, shall achieve quarterly total Revenue for the periods set forth below, in an amount not less than the amounts set forth opposite such period, tested quarterly.

Period	Minimum Revenue

Fiscal quarter ended March 31, 2020	$49,141,000

Fiscal quarter ended June 30, 2020	$54,991,000

Fiscal quarter ended September 30, 2020	$59,408,000

Fiscal quarter ended December 31, 2020	$66,724,000

Fiscal quarter ended March 31, 2021	$70,146,000

For each fiscal quarter thereafter	The required levels of total Revenue shall be based on the projected total Revenue for such period set forth in the projections delivered to Bank pursuant to Section 6.3(e) and reflected in an amendment to this Agreement, which Borrower agrees to execute no later than April 30, 2021.

(h)	A new Section 6.9(c) is hereby added to the Loan Agreement to read as follows:

(c) Maximum EBDA Loss. Borrowers, on a consolidated, shall not permit EBDA losses for the periods set forth below, to exceed the amounts set forth opposite such period, tested monthly, provided that if EBDA is a positive number, Borrowers shall achieve EBDA in an amount not less than the amount set forth below; provided further, that this Maximum EBDA Loss covenant shall cease to apply if the Term Loans are paid in full.

Period	Maximum EBDA losses / (Minimum EBDA)

3 month period ended June 30, 2020	($1,452,000)

3 month period ended July 31, 2020	$3,941,000

3 month period ended August 31, 2020	$2,713,000

3 month period ended September 30, 2020	$1,159,000

3 month period ended October 31, 2020	$716,000

3 month period ended November 30, 2020	($3,905,000)

3 month period ended December 31, 2020	($8,646,000)

3 month period ended January 31, 2021	($9,224,000)

3 month period ended February 28, 2021	($5,212,000)

3 month period ended March 31, 2021	($697,000)

3 month period ended April 30, 2021	$122,000

3 month period ended May 31, 2021	$1,713,000

3 month period ended June 30, 2021	$2,490,000

3 month period ended July 31, 2021	$2,477,000

3 month period ended August 31, 2021	$2,147,000

3 month period ended September 30, 2021	$1,968,000

3 month period ended October 31, 2021	$1,651,000

3 month period ended November 30, 2021	($1,598,000)

3 month period ended December 31, 2021	($5,006,000)

(i)	Section 7.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt in a manner that is adverse to the interests of Bank or amend Section 7.8 or Section 7.17 of the Note Purchase Agreement dated as of December 20, 2019 by and among Barkbox, Inc. and the lenders party thereto, Section 7.8 or Section 7.17 of the Note Purchase Agreement dated as of March 31, 2010 by and among Barkbox, Inc. and the lenders party thereto, or any equivalent or similar provisions under any Subordinated Debt subsequently incurred by Borrowers.

(j)	Exhibit D to the Loan Agreement is hereby amended and restated as set forth on Exhibit D hereto.

4. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Each Borrower and each of its Subsidiaries (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan Modification, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that such Releasing Party now has against Bank of any nature, including any claims that such Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Each Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan Modification and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

6. CONTINUING VALIDITY. Except as expressly waived or contemplated hereunder or as disclosed in the Schedule delivered to Bank in connection with the initial execution or subsequent modifications of the Loan Agreement or any Compliance Certificate delivered to Bank, (i) each Borrower represents and warrants, solely as to itself, that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification, and (ii) each Borrower represents and warrants that no Event of Default has occurred and is continuing as of the date of this Loan Modification. Except as expressly modified pursuant to this Loan Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Loan Modification in no way shall obligate Bank to make any future modifications. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. Each Borrower hereby reaffirms the security interest granted pursuant to the Loan Documents and hereby reaffirms that such grant of security in the Collateral as granted as of the Closing Date continues without novation and secures all Obligations. The terms of this paragraph apply not only to this Loan Modification, but also to any subsequent loan and security modification agreements.

7. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan Modification constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

8. CONDITIONS PRECEDENT TO LOAN MODIFICATION. As a condition to the effectiveness of this Loan Modification, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	a fully executed copy of this Loan Modification;

(b)	an omnibus amendment to Warrant, duly executed by Barkbox, Inc.;

(c)	an affirmation of the Pinnacle Subordination Agreement;

(d)	copies of Pinnacle amendment documents;

(e)	payment of all Bank Expenses incurred through the date of this Loan Modification; and

(f)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

9. COUNTERSIGNATURE. This Loan Modification shall be effective as of the date set forth above when executed by Bank and each Borrower.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SEVENTH LOAN AND SECURITY MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification effective as of the date set forth above.

BARKBOX, INC.

By:	/s/ John Toth
Name:	John Toth
Title:	CFO

BARKRETAIL, LLC

By: Barkbox, Inc. its sole member

By:	/s/ John Toth
Name:	John Toth
Title:	CFO

BARKPARK, LLC

By: Barkbox, Inc. its sole member

By:	/s/ John Toth
Name:	John Toth
Title:	CFO

WESTERN ALLIANCE BANK

By:	/s/ Greg Deitrick
Name:	Greg Dietrick
Title:	Senior Director